Exhibit 99.1

Contact:
Julie Wood
Vice President, Investor Relations
510-597-6505
Onyx Pharmaceuticals Reports First Quarter 2010 Financial Results;
Nexavar Global Net Sales Increase 20% Over First Quarter 2009
EMERYVILLE, CA — May 4, 2010 — Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX) today reported its financial results for the first quarter 2010. Global Nexavar net sales as reported by Onyx’s collaborator Bayer HealthCare Pharmaceuticals, Inc., or Bayer, were $214.4 million for the first quarter 2010, a 20% increase compared to $178.1 million in the same period in 2009. Onyx and Bayer are marketing and developing Nexavar ® (sorafenib) tablets, an anticancer therapy currently approved for the treatment of unresectable liver cancer and advanced kidney cancer in over 90 countries worldwide.
Onyx reported a non-GAAP net loss of $1.5 million, or $0.02 per diluted share, for the first quarter 2010 compared to non-GAAP net income of $8.1 million, or $0.14 per diluted share, for the same period in 2009. Non-GAAP net income excludes employee stock-based compensation expense, non-cash imputed interest expense related to the application of Accounting Standards Codification (“ASC”) Subtopic 470-20 and adjustments to contingent consideration liability expense in connection with our acquisition of Proteolix, Inc., or Proteolix. The net loss for the first quarter 2010 reflected an increase in research and development expenses primarily due to the development efforts of carfilzomib and interest expense on the convertible senior notes issued in August 2009. These expenses were partially offset by an increase in cash flow from the Nexavar collaboration. On a GAAP basis, Onyx reported a net loss of $12.0 million, or $0.19 per diluted share, for the first quarter 2010 compared to net income of $4.1 million, or $0.07 per diluted share, in the same period in 2009. A description of the non-GAAP calculations and reconciliation to comparable GAAP measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Net Income (Loss).”
“We are pleased with the progress of our business and are especially proud of the expansion of our pipeline over the last several months. Our recently acquired product candidates and their momentum in the clinic give us multiple ways to build on our success with Nexavar and secure our position as an oncology leader,” said N. Anthony Coles, M.D., president and chief executive officer of Onyx. “We have several significant opportunities for near-term value creation with a variety of business and clinical milestones in the months ahead. We are focused on driving the success of Nexavar and advancing the business to take advantage of these opportunities.”
Revenue from Collaboration Agreement
For the first quarter 2010, Onyx reported revenue from its Nexavar collaboration agreement of $62.9 million compared to $53.7 million for the same period in 2009. The increase in revenue from collaboration agreement between periods resulted from higher net sales and a growth of Nexavar brand profitability.
Operating Expenses
Onyx recorded research and development expenses of $43.6 million in the first quarter 2010, compared to $28.8 million for the same period in 2009. Higher research and development expenses in the first quarter 2010 were primarily due to planned investments to develop carfilzomib. Selling, general and administrative expenses were $24.7 million in the first quarter 2010, compared to $22.0 million for the same period in 2009. Higher selling, general and administrative expenses were primarily due to headcount-related expenses resulting from the integration of Proteolix and increased legal fees. Onyx recorded $3.4 million of non-cash expense in the first quarter 2010 associated with the increase in the fair value of the liability for contingent consideration related to the acquisition of Proteolix.

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
MAY 4, 2010

Interest Expense
Interest expense of $4.7 million for the first quarter 2010 primarily relates to the 4.0% convertible senior notes due 2016 issued in August 2009, and includes non-cash imputed interest expense of $2.2 million as a result of the application of ASC Subtopic 470-20.
Cash, Cash Equivalents and Marketable Securities
On March 31, 2010, cash, cash equivalents, and current and non-current marketable securities were $585.2 million, compared to $587.3 million at December 31, 2009, excluding $27.6 million of restricted cash at both dates.
Management Conference Call Today
Onyx will host a teleconference and webcast to provide a general business overview and discuss financial results. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 4, 2010. The live webcast will be available at: http://www.onyx-pharm.com/view.cfm/32/Event-Calendar or by dialing 847-619-6547 and using the passcode 26940268. A replay of the presentation will be available on the Onyx website or by dialing 630-652-3044 and using the passcode 26940268 approximately one hour after the teleconference concludes. The replay will be available through May 18, 2010.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar ® (sorafenib) tablets, a small molecule drug that is currently approved for the treatment of liver cancer and advanced kidney cancer. Additionally, Nexavar is being investigated in several ongoing trials in a variety of tumor types. Beyond Nexavar, Onyx has established a development pipeline of anticancer compounds at various stages of clinical testing, including carfilzomib, a next-generation proteasome inhibitor, that is currently being evaluated in multiple clinical trials for the treatment of patients with relapsed or relapsed/refractory multiple myeloma and solid tumors, and ONX 0801, a targeted alpha-folate inhibitor, currently in Phase 1 testing. For more information about Onyx, visit http://www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding sales trends and commercial activities, the timing, progress and results of clinical development, and the creation of opportunities for value creation. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: Nexavar being our only approved product; competition; failures or delays in our clinical trials; dependence on our collaborative relationship with Bayer; market acceptance and the rate of adoption of our products; pharmaceutical pricing and reimbursement pressures; serious adverse side effects, if they are associated with Nexavar; government regulation; possible failure to realize the anticipated benefits of business acquisitions or strategic investments; protection of our intellectual property; the indebtedness incurred through the sale of our 4.0% convertible senior notes due 2016; product liability risks; and the anticipated benefits of the acquisition of Proteolix. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, under the heading “Risk Factors” for a more detailed description of these and other risks, as well as the company’s subsequent quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
(See attached tables.)

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
MAY 4, 2010

ONYX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Revenue from collaboration agreement	$62,903	$53,717

Total revenue	62,903	53,717
Operating expenses:
Research and development (1)	43,575	28,820
Selling, general and administrative (1)	24,721	21,953
Contingent consideration	3,448	—

Total operating expenses	71,744	50,773

Income (loss) from operations	(8,841)	2,944
Investment income	789	1,121
Interest expense	(4,724)	—

Income (loss) before provision (benefit) for income taxes	(12,776)	4,065
Provision (benefit) for income taxes	(732)	—

Net income (loss)	$(12,044)	$4,065

Net income (loss) per share:
Basic	$(0.19)	$0.07

Diluted (2)	$(0.19)	$0.07

Shares used in computing net income (loss) per share:
Basic	62,353	56,715

Diluted (2)	62,353	57,197

(1) Includes employee stock-based compensation charges of:
Research and development	$912	$652
Selling, general, and administrative	4,030	3,351

Total employee stock-based compensation	$4,942	$4,003

(2) Computation of net income (loss) used in computing diluted per share amounts:
Net income (loss)	$(12,044)	$4,065
Add: interest and issuance costs related to dilutive convertible senior notes (3)	—	—

Net income (loss) used in computing diluted per share amounts	$(12,044)	$4,065

Basic shares	62,353	56,715
Dilutive effect of options	—	482
Dilutive effect of convertible senior notes (3)	—	—

Diluted shares	62,353	57,197

(3)	Under the “if-converted” method, interest and issuance costs and potential common shares related to the Company’s convertible senior notes were excluded in the computation of diluted per share amounts for the three months ended March 31, 2010 because their effect would be anti-dilutive.

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
MAY 4, 2010

ONYX PHARMACEUTICALS, INC.
CALCULATION OF REVENUE FROM COLLABORATION AGREEMENT
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2010	2009
Nexavar product revenue, net (as recorded by Bayer)	$214,361	$178,069

Revenue subject to profit sharing (as recorded by Bayer)	$185,867	$166,974
Combined cost of goods sold, distribution, selling, general and administrative expenses	75,698	71,879

Combined collaboration commercial profit	$110,169	$95,095

Onyx’s share of collaboration commercial profit	$55,084	$47,547
Reimbursement of Onyx’s shared marketing expenses	5,824	5,393
Royalty revenue	1,995	777

Revenue from collaboration agreement	$62,903	$53,717

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
MAY 4, 2010

ONYX PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS)
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
GAAP net income (loss) per share — basic	$(0.19)	$0.07
GAAP net income (loss) per share — diluted (4)	$(0.19)	$0.07

GAAP net income (loss)	$(12,044)	$4,065
Non-GAAP adjustments:
Employee stock-based compensation	4,942	4,003
Imputed interest related to the convertible senior notes due 2016	2,157	—
Contingent consideration	3,448	—

Non-GAAP net income (loss) (5)	$(1,497)	$8,068

Computation of non-GAAP diluted shares
Basic shares	62,353	56,715
Adjustments for dilutive effects:
Dilutive effect of options	—	482
Dilutive effect of convertible senior notes (6)	—	—

Non-GAAP diluted shares (5)	62,353	57,197

Non-GAAP net income (loss) per share (5)	$(0.02)	$0.14
Non-GAAP net income (loss) per share — diluted (5)	$(0.02)	$0.14

(4)	Under the “if-converted” method, interest and issuance costs and potential common shares related to the Company’s convertible senior notes were excluded in the computation of diluted per share amounts for the three months ended March 31, 2010 because their effect would be anti-dilutive.

(5)	This press release includes the following non-GAAP financial measures: non-GAAP net income (loss), non-GAAP diluted shares and non-GAAP net income (loss) per share. The foregoing table reconciles these non-GAAP measures to the most comparable financial measures calculated in accordance with GAAP.

Onyx management uses these non-GAAP financial measures to monitor and evaluate our operating results and trends on an on-going basis and internally for operating, budgeting and financial planning purposes. Onyx management believes the non-GAAP information is useful for investors by offering them the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Onyx. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or an as alternative to, measurements required by GAAP.

These non-GAAP financial measures exclude the following items from GAAP net income (loss) and diluted per share amounts:

ONYX PHARMACEUTICALS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
MAY 4, 2010

Employee stock-based compensation: The effects of employee stock-based compensation are excluded because of varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.

Imputed interest related to the convertible senior notes due 2016: The effects of imputed interest related to the convertible senior notes due 2016 are excluded because this expense is non-cash; such exclusion facilitates comparisons of Onyx’s cash operating results to peer companies.

Contingent consideration expense: The effects of contingent consideration expense are excluded due to the nature of this charge, which is related to the change in fair value of the liability for contingent consideration in connection with the acquisition of Proteolix; such exclusion facilitates comparisons of Onyx’s operating results to peer companies.

(6)	Under the “if-converted” method, interest and issuance costs and potential common shares related to the Company’s convertible senior notes were excluded in non-GAAP diluted per share amounts for the three months ended March 31, 2010 because their effect would be anti-dilutive.
ONYX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)	(7)
Assets
Cash, cash equivalents and current marketable securities	$547,865	$550,108
Other current assets	83,418	88,615

Total current assets	631,283	638,723
Marketable securities, non-current	37,368	37,174
Property and equipment, net	6,898	7,473
Intangible assets — in-process research and development	438,800	438,800
Goodwill	193,675	193,675
Other assets	8,583	8,835

Total assets	$1,316,607	$1,324,680

Liabilities and stockholders’ equity
Current liabilities	$97,761	$107,778
Convertible senior notes due 2016	145,826	143,669
Liability for contingent consideration, non-current	163,976	160,528
Deferred tax liability	157,090	157,090
Other long-term liabilities	4,871	5,059
Stockholders’ equity	747,083	750,556

Total liabilities and stockholders’ equity	$1,316,607	$1,324,680

(7)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009.